                                                                     Exhibit 4.4


                                 NEUROCHEM INC.

                             MATERIAL CHANGE REPORT
                             ----------------------


1.   NAME AND ADDRESS OF ISSUER

Neurochem Inc. (the "NEUROCHEM")
275 Armand-Frappier Blvd.
Laval, QC  H7V 4A7


2.   DATE OF MATERIAL CHANGE

January 20, 2005


3.   NEWS RELEASE

A press release was issued on January 20, 2005 by Neurochem in Laval, Quebec.


4.   SUMMARY OF MATERIAL CHANGE

On January 20, 2005, Neurochem announced senior management appointments and reassignments of responsibility.


5.   FULL DESCRIPTION OF MATERIAL CHANGE

On January 20, 2005, Neurochem announced the renewed commitment by Francesco Bellini, Chairman and CEO, to remain with the Company in an executive capacity for at least three more years. Dr. Bellini also assumes the office of President. This commitment was evidenced by the three year renewal of the management services agreement between Neurochem and Picchio International Inc., by virtue of which the services of Francesco Bellini are provided to Neurochem. At the same time, Neurochem announced the appointment of two new members to its senior management team as well as other changes at the senior management level.

Joining Neurochem are Shona McDiarmid, PhD, Vice President - Intellectual Property, and Daniel Delorme, PhD, as Vice President - Research. Philippe Calais, Pharm. D., currently President, is appointed President - Global Business, and Denis Garceau, PhD, Vice President - Drug Development, becomes Senior Vice President, Drug Development. Francine Gervais, PhD, Vice President, Research and Development, will be leaving Neurochem but will remain a consultant to Neurochem.

Dr. Shona McDiarmid is a lawyer who brings to Neurochem more than fifteen years experience securing and defending intellectual property rights in the pharmaceutical, medical and biotechnology fields. Dr. McDiarmid began her career in intellectual property at Bereskin & Parr in Toronto, where she practiced intellectual property law with a focus on biotechnology and pharmaceutical patents and related litigation. In 1996 she joined BioChem Pharma as Director of Intellectual Property, where she managed an extensive international patent portfolio in core fields, including CNS, antivirals, anti-infectives, oncology, biologics and vaccines. Following the merger of BioChem Pharma with Shire Pharmaceuticals Group in 2001, Dr. McDiarmid was promoted to Vice President of Global Intellectual Property for the Shire Pharmaceuticals Group. Dr. McDiarmid holds a PhD in biology from the University of Western Ontario, and a law degree from the University of Ottawa. Dr. McDiarmid is also a member of the Ontario Bar and a registered Canadian patent agent.

Dr. Daniel Delorme has almost 20 years experience in biotechnology and pharmaceutical companies. Prior to joining Neurochem, he served between 2003 and 2005 as Vice President, Research and Development, at the Canadian biopharmaceutical company Phagetech Inc. and from 1998 to 2003, Dr. Delorme was Vice President Medicinal Chemistry at MethylGene Inc. From 1995 to 1998, Dr. Delorme served as Associate Director at AstraZeneca, Montreal, and prior to that as a Research Fellow at Merck-Frosst. He is the co-inventor of 33 US patents and patent applications and the author of 42 scientific papers. Dr. Delorme received his doctoral degree in Organic Chemistry from the Universite de Montreal.

The responsibilities of Dr. Calais as President, Global Business, will encompass the establishment of Neurochem's international marketing and sales operations in North America and Europe and the management of collaborative activities with business partners.

With his nomination, Dr. Garceau will be adding to his current role in drug development, a more active participation in determining Neurochem's strategic scientific direction.


6.   CONFIDENTIALITY

Not applicable.


7.   OMITTED INFORMATION

None.


8.   EXECUTIVE OFFICER

For further information, please contact Lise Hebert, Vice-President, Corporate Communications, at (450) 680-4572.

DATED this 27th day of January, 2005.

                                      NEUROCHEM INC.


                                      (signed) Lise Hebert
                                      ------------------------------------------
                                  By: Lise Hebert,
                                      Vice-President, Corporation Communications